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                                                                   EXHIBIT 10.10

                           MARKETING SERVICE AGREEMENT

      THIS MARKETING SERVICE AGREEMENT (the "Marketing Agreement"), is made this 18 day of March, 1999, by and between PREMIER RESEARCH WORLDWIDE, LTD., a Delaware corporation with its principal place of business located at 30 South 17th Street, Philadelphia, PA 19103 (referred to herein as "PRWW") and AMERICA'S DOCTOR, INC., a Delaware corporation with its principal place of business located at 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117 (referred to herein as "AD").

      WHEREAS, PRWW and AD entered into a Stock Purchase Agreement, dated July 2, 1998, and a Support and Service Agreement on July 2, 1998, as amended from time to time (the "Support and Service Agreement");

      WHEREAS, AD desires to market AD's services regarding obtaining subjects for clinical trials for third parties, including contract research organizations ("CRO's") and pharmaceutical companies;

      WHEREAS, PRWW has specialized expertise in obtaining and marketing subjects in clinical trials;

      WHEREAS, AD acknowledges that PRWW's specialized expertise is not readily available in the marketplace and will add great value to AD;

      WHEREAS, AD desires to determine the commercial feasibility of recruiting candidates for clinical trials and marketing said candidates to pharmaceutical, biotechnology and medical device companies and clinical/contract research organizations;

      WHEREAS, PRWW desires to assist AD in the marketing of AD's services to such third parties by, among other things, providing AD with education and training on how to obtain and market subjects for clinical trials; and

      WHEREAS, in connection with this Marketing Agreement, PRWW and AD desire to amend the Support and Service Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:


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1. Recitals. The abovementioned recitals are incorporated as if fully set forth herein.

2. Term. The term of this Marketing Agreement shall be deemed to have commenced on January 1, 1999 (the "Effective Date") and expire on December 31, 2000.

3. PRWW Marketing Services. PRWW and specifically, the CEO of PRWW (or other officer(s) of PRWW mutually agreed upon by AD and PRWW), shall consult with and provide marketing services to the Board of Directors and the officers of AD, at reasonable times, concerning matters pertaining to the marketing of AD's services to CRO's and other third parties interested in recruitment, quantification and qualification of volunteers for clinical/medical studies (the "PRWW Marketing Services"). PRWW's Marketing Services to AD shall include, but not be limited to the following duties and functions: (1) educate and train AD officers, employees and representatives about volunteer and patient recruitment and marketing techniques for volunteer and patient recruitment; (ii) impart personal expertise and knowledge as to the workings of CRO and pharmaceutical organizations with regard to the recruitment, quantification and qualification of volunteers for clinical/medical studies; (iii) reasonably make available the resources of PRWW to AD in conjunction with AD's marketing efforts to other CRO's and pharmaceutical companies; (iv) accompany representatives of AD on marketing and sales presentations; (v) use its best efforts to introduce AD to CRO's and pharmaceutical companies; (vi) assist in determining appropriate pricing levels for AD's products and services; and (vii) any other marketing/sales related activities reasonably requested by AD or its Directors. PRWW's Marketing Services shall not be required to exceed two hundred (200) hours for each three (3) month calendar period under this Marketing Agreement. In addition, AD shall use its best efforts to provide PRWW with timely notification of when the PRWW Marketing Services will be required. PRWW and its representatives shall not represent AD, AD's Board of Directors, officers, employees or agents in any transaction or communication, unless authorized by AD's officers or its Board of Directors.

4. Fee. In consideration of the modification to the Support and Service Agreement in accordance with Section 6 herein and for PRWW's Marketing Services, AD agrees to pay PRWW in accordance with the amounts set forth in this Section 4.

      AD shall pay PRWW a total fee of Four Million Six Hundred Thousand Dollars ($4,600,000) in installments of Five Hundred Seventy Five Thousand Dollars ($575,000) per three (3) month calendar period (the "Fee"). The payment schedule shall be as follows and there shall be a five (5) day grace period for all payments:

      a. $575,000 due on March 15, 1999 (for the three month period commencing January 1, 1999);


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      b. $575,000 due on June 15, 1999 (for the three month period commencing
April 1, 1999);

      c. $575,000 due on September 15, 1999 (for the three month period commencing July 1, 1999);

      d. $575,000 due on December 15, 1999 (for the three month period commencing October 1, 1999);

      e. $575,000 due on March 15, 2000 (for the three month period commencing January 1, 2000);

      f. $575,000 due on June 15, 2000 (for the three month period commencing April 1, 2000);

      g. $575,000 due on September 15, 2000 (for the three month period commencing July 1, 2000);

      h. $575,000 due on December 15, 2000 (for the three month period commencing October 1, 2000).

5. Option. Within ninety days prior to the expiration of this Marketing Agreement, AD can elect to purchase PRWW's exclusive right to patient data as set forth in Section 4 of the Support and Service Agreement, as partially amended in Section 6 of this Marketing Agreement, for an additional sum of $200,000 to be paid on or before December 31, 2000 (the "Option").

6. Modification of the Support and Service Agreement. During the term of this Marketing Agreement and for all time on and after the date of AD's payment of the Option, the Support and Service Agreement is and shall be amended as follows:

      6.1 Section 1.1 of the Support and Service Agreement is deleted in its entirety and replaced with the following:

            "'Services' shall mean the providing of support and services to PRWW by AD in the manner set forth in Section 3.1, subject to the provisions of Sections 3.2, 4.1, 4.2 and 4.3 of this Agreement."

      6.2 Section 3.2 of the Support and Service Agreement is amended to reflect that PRWW shall inform AD, in advance, of any clinical/medical study in which PRWW participates and in which patient recruitment, qualification, or quantification may be required and shall make best efforts to so notify AD at least thirty (30) days prior to the commencement of such study or PRWW's participation in such study. The notification must include specifics on the solicitation and quantification of volunteer patients sought via the AD website(s) for each such study, including but not limited to the protocols and procedures of each study, the principal investigators of each study, and the institutions involved in each study.


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      6.3 Sections 4.1, 4.2, and 4.3 of the Support and Service Agreement are
deleted in their entirety and replaced with the following:

            "4.1 AD may provide similar solicitation, quantification, recruitment or other services as those provided to PRWW pursuant to this Agreement to any other person or entity at AD's sole discretion.

            4.2 AD may contract with other CRO's (or any other person or entity with an interest in volunteer recruitment, solicitation or qualification) in any manner whatsoever, at AD's sole discretion, provided that AD does not materially interfere with the Services granted to PRWW. PRWW agrees that there is no material interference provided that PRWW has the right to solicit, quantify, qualify and recruit volunteers for its studies pursuant to Section 3.2 of this Agreement as amended. Specifically, AD may provide the Services to PRWW while simultaneously providing the same or similar recruitment, quantification or qualification services to a third party, regardless of whether such same or similar services conflict in whole or in part with the provision of the Services to PRWW. For example, if AD has contracted with a CRO to provide recruits for a study that conflicts with either: (a) a study ongoing by PRWW; or
            (b) a study to be commenced by PRWW, in either case, AD shall provide both PRWW and the other CRO with the right to solicit, quantify and recruit patients simultaneously.

            4.3 All materials, documents, volunteer data, and other information provided to PRWW by AD during the course of this Agreement shall be deemed to be, between AD and PRWW, confidential information ("Information") which shall be owned by AD. Upon termination of this Agreement, PRWW may retain all Information provided to PRWW by AD pursuant to Section 3.1 hereunder provided that PRWW may only use such Information for the express purpose of recruitment of volunteers for studies in which PRWW participates and for which PRWW properly notified AD pursuant to Section 3.2 of this Agreement prior to the termination of this Agreement. During the Term of this Agreement PRWW may only use the Information for the express purpose of recruitment of volunteers for studies in which PRWW participates and for which PRWW properly notified AD pursuant to Section 3.2 of this Agreement. PRWW shall be liable for any unauthorized use or disclosure of the Information by PRWW's employees which could have reasonably been prevented by PRWW."

      6.4 Section 4.5 of the Support and Service Agreement is deleted in its entirety.

      6.5 Section 6.5 of the Support and Service Agreement is deleted in its entirety and replaced with the following: "AD and PRWW shall each use commercially reasonable efforts to perform the Services required hereunder."


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      6.6 Section 6.9 of the Support and Service Agreement is amended to delete the words "its best effort" and to insert, in its stead, the words "commercially reasonable efforts."

7. Relationship of the parties. The parties are independent contractors. Nothing in this Marketing Agreement or in the activities contemplated by the parties pursuant to this Marketing Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, does not have the authority to pledge the credit of, or incur obligations or perform any acts or make any statements on behalf of, the other party. Neither party shall represent to any person or permit any person to act upon the belief that it has any such authority from the other party. Neither party's officers or employees, agents or contractors shall be deemed officers, employees, agents or contractors of the other party for any purpose.

8. Disclosures. In connection with this Marketing Agreement, AD and its Directors, officers and representatives will furnish PRWW and its representatives with data, material and information concerning AD (the "Disclosures") which PRWW reasonably requests or is necessary for the performance by PRWW hereunder. PRWW agrees that any Disclosures received by PRWW or its representatives will be treated by PRWW as confidential and will not be revealed to any other person, firm, organization or entity except to PRWW's agents, employees, and representatives in connection with the PRWW Marketing Services to be performed on behalf of AD: (1) who will be informed of the confidential nature of the Disclosures; and (ii) who will treat such Disclosures as confidential and shall not reveal any Disclosures to any other person, firm, organization or entity. PRWW shall be responsible for any breach of this provision by any of its agents, employees or representatives.

9. Voluntary Termination by AD. AD may terminate this Marketing Agreement by giving one hundred eighty (180) days written notice to PRWW. Upon AD's termination of this Marketing Agreement, except as provided in Section 12 herein, all of AD's and PRWW's rights and obligations under this Marketing Agreement shall be null and void and AD and PRWW shall each be bound by the terms of the Support and Service Agreement.


10. PRWW Termination for Cause/Liquidated Damages. In the event that AD fails to make any or all payments due under Section 4 above within forty-five (45) days of when such payment(s) is due (the "AD Default"), then PRWW shall have the right to elect one of the following remedies: (a) PRWW may terminate the Marketing Agreement, and, except as provided in Section 12 herein, all of AD's and PRWW's rights and obligations under this Marketing Agreement shall be null and void and AD and PRWW shall be bound by the terms of the Support and Service Agreement; or (b) AD shall pay liquidated damages to PRWW in an amount equal to all amounts unpaid under this Marketing Agreement by AD at the time of the


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AD Default, plus an amount equal to the fees which would have been earned by
PRWW over the next two calendar quarters.

11. AD Termination for Cause/Liquidated Damages. In the event of any material breach of this Marketing Agreement by PRWW, which breach is not cured after thirty (30) days written notification of such material breach, AD may terminate this Marketing Agreement for cause by notifying PRWW of such termination in writing, and AD shall not be obligated to make any further payments to PRWW pursuant to this Marketing Agreement. In the event AD terminates this Marketing Agreement for cause, pursuant to this Section 11, except as provided in Section 12 herein, all of AD's and PRWW's rights and obligations under this Marketing Agreement shall be null and void, and AD and PRWW shall be bound by the terms of the Support and Service Agreement.

12. Trademarks. Nothing herein confers or shall confer upon PRWW any right, title or interest in any goodwill, trademark, trade name, service mark, brand name, knowledge or credibility of AD. PRWW acknowledges that all such interests are the exclusive property of AD. PRWW shall not utilize any goodwill, trademark, service mark, trade name, brand name, knowledge or credibility of AD without prior written consent of AD and shall not assert any claim of ownership or right to same.

13. Indemnification. Each party hereto shall indemnify and hold the other party and its directors, officers, employees, agents, subsidiaries, parents, affiliates, consultants and subcontractors (all "Associates") harmless from any claim, liability, loss, damages or expense, together with all reasonable costs and expenses relating thereto, including reasonable attorneys' fees, resulting from the negligent, reckless or willful acts or omissions of such party or its Associates in connection with the providing of the PRWW Marketing Services hereunder. Each party hereto shall indemnify and hold the other party and its directors, officers, employees, agents, subsidiaries, parents, affiliates, consultants and subcontractors (all "Associates") harmless from any claim, liability, loss, damages or expense, together with all reasonable costs and expenses relating thereto, including reasonable attorneys' fees, arising out of or resulting from any breach of any representation, warranty, covenant or obligation of such party contained in this Marketing Agreement herein.

14. Survival. The parties respective rights and obligations under Sections 8 ("Disclosures"), 12 ("Trademarks") and 13 ("Indemnification") shall survive any expiration or termination of this Marketing Agreement. Moreover, in the event AD exercises the Option pursuant to Section 5, the modifications made by Section 6 of this Marketing Agreement to the Support and Service Agreement shall survive the termination of this Marketing Agreement.

15. Representations by PRWW. PRWW represents, warrants, covenants and agrees that the PRWW Marketing Services shall be furnished and in all respects provided in conformance and


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compliance with applicable laws. PRWW represents and warrants that it has the authority to enter into this Marketing Agreement and the right to provide the PRWW Marketing Services to AD hereunder without breach of any obligation to any other third party, and that its performance under this Marketing Agreement will not breach any contract, agreement, rule, law or regulation of whatever nature.

16. Representations by AD. AD represents and warrants that it has the authority to enter into this Marketing Agreement without breach of any obligation to any other third party, and that its performance under this Marketing Agreement will not breach any contract, agreement, rule, law or regulation of whatever nature.

17. Entire Agreement/Amendments. This Marketing Agreement constitutes the entire agreement between the parties and supersedes and takes precedence over all prior agreement or understandings, whether oral or written, between the parties. This Marketing Agreement shall not be construed to govern any other transactions between AD and PRWW. No changes, amendments or modifications of any of the terms or conditions of this Marketing Agreement shall be valid unless made by an instrument in writing signed by both parties.

18. Assignment. Neither party shall assign any of its rights nor delegate any of its obligations under this Agreement without the prior written consent of the other party; however, PRWW may assign its rights under this Agreement to any successor to PRWW by merger or consolidation or any person or entity which acquires substantially all of the assets and business of PRWW, which assignee shall assume PRWW's duties and obligations hereunder.

19. Arbitration. Any controversy or claim arising out of or relating to this Marketing Agreement, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in the State of Maryland. The parties acknowledge that in no event shall the aggregate contribution of the other party, its agents, members, employees, and affiliates of each, collectively exceed the amount of the Fee provided in Section 4 of this Marketing Agreement.

20. Miscellaneous.

      20.1 This Marketing Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of law principles.

      20.2 Section heading are included for convenience only and are not to be used to construe or interpret this Marketing Agreement.


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      20.3 Whenever this Marketing Agreement requires either party's approval, consent or satisfaction, the response shall not be unreasonably or arbitrarily withheld or delayed.

      20.4 The failure of either party to object to, or to take affirmative action with respect to, any conduct of the other party that violates any term or condition of this Marketing Agreement shall be limited to that particular instance, and shall not be construed as a waiver of that party's right for such breach or as a waiver of such remedies for future breaches by the other party.

      20.5 If any provision of this Marketing Agreement becomes unlawful or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Marketing Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate such provision or render it unenforceable in any other jurisdiction.

      20.6 This Marketing Agreement may be executed by the parties in one or more counterparts; each of which when so executed shall be an original, but all such counterparts shall constitute one and the same instrument.

      20.7 All pronouns and words shall be read in appropriate number and gender; the masculine, feminine and neuter shall be interpreted interchangeably; and the singular shall include the plural and vice versa, as the circumstances may require.

      20.8 The parties hereto represent that they have carefully read the foregoing Marketing Agreement, understood its terms, had the opportunity to consult with an attorney of their choice, and voluntarily signed the same as their own free act with the intent to be legally bound thereby. The parties acknowledge that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Marketing Agreement or any amendments hereto. The terms of this Marketing Agreement are contractual and not a mere recital.

      20.9 Notices and other communications shall be transmitted in writing by certified U.S. Mail, postage prepaid, return receipt requested or by overnight courier, addressed to the parties at the address first set forth above. Such notices and communications shall be deemed effective four (4) days after the date of mailing or upon receipt as evidenced by the U.S. Postal Service return receipt cards, whichever is earlier, or upon receipt if sent by overnight courier.

                              (CONTINUED NEXT PAGE)


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      IN WITNESS WHEREOF, the parties hereto have caused this Marketing
Agreement to be duly executed as of the date first above-written, such parties acting by their representatives being thereunto duly authorized.

PREMIER RESEARCH WORLDWIDE, LTD.


/s/ Joel Morganroth
---------------------------------
By: Joel Morganroth, CEO & President


AMERICA'S DOCTOR, INC.


/s/ Scott M. Rifkin
---------------------------------
By: Scott M. Rifkin, CEO


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